Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO Jackup Rig Suffers Damage from Hurricane Ivan

Dallas, Texas, September 16, 2004 ... ENSCO International Incorporated (NYSE: ESV) announced today that one of the Company's jackup drilling rigs, ENSCO 64, was directly in the path of Hurricane Ivan and has sustained damage. The rig is now afloat in the U. S. Gulf of Mexico approximately 80 miles southeast of Venice, Louisiana. The rig was operating in Main Pass Block #280 for Dominion Exploration and Production Incorporated, and all personnel had been safely evacuated ahead of the storm. Appropriate regulatory agencies have been notified.

A report of visual inspection from a fixed-wing aircraft has indicated ENSCO 64 is floating approximately 40 miles south of its drilling location. Company personnel will be deployed to assess the extent of damage and determine appropriate remedial action to secure the rig as soon as practicable. The rig is insured for $65 million. Unless the rig is declared a total loss, ENSCO anticipates the cost of repairs will be recoverable in excess of policy deductibles which are limited to $5.5 million.

The Company also has received a preliminary report from a third-party of damage to the helideck on one of the Company's platform rigs, ENSCO 25, which was adjacent to the path of the storm. The Company has commenced inspection and re-boarding operations of its Gulf of Mexico rig fleet and is unaware of any further damage at this time.

Statements contained in this press release that state Company or management intentions, anticipations, hopes, beliefs, expectations or predictions of future events are forward-looking statements. Such forward-looking statements include references to anticipated insurance recovery for rig damage or loss. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) the condition and recoverability of the ENSCO 64, ENSCO 25 and other Company rigs in the Gulf of Mexico (ii) the actual applicability of anticipated insurance coverage, (iii) actual costs associated with rig recovery and repairs, (iv) force majeure events, including Hurricane Jeanne, (v) operational and damaged rig relocation events, and (vi) the risks described from time to time in the Company's SEC filings. Copies of such filings may be obtained by contacting the Company or the SEC.

The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements to reflect any change in Company or management expectations or any change in events, conditions or circumstances on which any such statements are based.

ENSCO, headquartered in Dallas, Texas, provides contract drilling services to the international petroleum industry.

Contact: Richard LeBlanc 214-397-3011